UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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Digital Ally, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On December 2, 2021, Digital Ally, Inc. (the “Company”) distributed a letter (“Letter”) to the Company’s stockholders, dated December 2, 2021, from Stanton E. Ross, the Company’s Chief Executive Officer, regarding the Company’s upcoming Special Meeting of Stockholders scheduled to be held on Monday, December 13, 2021. The Letter includes information regarding the Special Meeting, and encourages stockholders to vote on the proposals included in the Definitive Proxy Statement that the Company filed with the Securities and Exchange Commission (“SEC”) on October 22, 2021 (the “Definitive Proxy Statement”).

The Letter supplements the Definitive Proxy Statement and the Definitive Additional Materials filed with the SEC on October 22, 2021 and November 22, 2021.

Below is a copy of the Letter:

December 2, 2021

Dear Fellow Stockholders:

As another unprecedented year for us all draws to a close, I wanted to take an opportunity to share with you some thoughts about our company and our future.

In 2020, we sought to pivot our company and not sit still and let COVID-19 dictate our future. We succeeded.

At the outset of 2021, we opportunistically took advantage of strong capital markets and raised $70M to get us through whatever 2021 might have in store for us. As the world started to move back to a more normal way of existence, we were able to take a deep breath and begin rethinking our future. We looked at our historical businesses, our historical strengths, and even our weaknesses and disappointments and asked ourselves: “How can we improve this company for the benefit of our shareholders?”

As we get closer to turning the calendar from 2021 to 2022, my management team and I are focused on these questions every day. We’re proud of the acquisitions that we’ve made, the new management team we’ve assembled, the new focus that we have going into 2022, and our bullishness about the future of Digital Ally.

There is more that needs to be done, hence, why I am writing to ask for your support.

In less than two weeks, Digital Ally will hold a special meeting to seek shareholder approval to increase the number of authorized shares from 100M to 300M shares. It is vital that we receive your support. If you previously voted against, you have every right to change your vote until 11:59 pm (eastern) on Sunday, December 12, 2021, by following the voting instructions included with this letter. Please take the time to vote today. Your vote is important regardless of the number of shares you own.

Why? Here are a few of the more important reasons:

1. Need it to partially fund acquisitions. Although we have plenty of cash on hand, we want to preserve that cash.

2. Need it for employee retention/incentives. Not only do shares of stock help fund our acquisitions, it will help us retain and motivate our employees. Proper equity-based incentives mean we all improve our position together.

3. Need it for future capital raises. Right now, our level of cash is adequate. Although there is no immediate plan nor need to raise capital, we need to have shares available if needed in the future.

We’ve demonstrated our disciplined ability to make good acquisitions. Only executed on two of numerous opportunities. We’re taking our time. We are determined not to rush into spending our cash or making acquisitions, but we also don’t want to get caught short if the right opportunity presents itself, which is why we are holding this special meeting now! In 2021 we were prepared and had the right tools. Please help us prepare for 2022!

Digital Ally, Inc. (the “Company” or “we”) has retained Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist with the solicitation of proxies for the special meeting to be held on Monday, December 13, 2021 at 11:15 a.m. (Eastern time). Therefore, shareholders may receive calls from Laurel Hill with a reminder to vote and also offer shareholders the opportunity to vote immediately by phone. We encourage shareholders to use this method of voting to ensure that your vote is received in time for the meeting, which also eliminates the need for any further action.

Shareholders can also call Laurel Hill toll-free at 888-742-1305 from 9 am – 5 pm (Eastern Time) on weekdays. This toll-free number is also equipped to receive messages; the Laurel Hill team will return calls to shareholders who leave messages.

The Board of Directors of the Company recommends that shareholders vote FOR the proposals included in the Definitive Proxy Statement for the Special Meeting that the Company filed with the Securities and Exchange Commission on October 22, 2021.

Sincerely,

Stan Ross

Chairman & CEO

* * *

Note: Notwithstanding the foregoing or anything to the contrary contained herein, as a precaution due to the outbreak of the coronavirus (COVID-19), the Company is planning for the possibility that there may be limitations on attending the Special Meeting in person, or the Company may decide to hold the Special Meeting on a different date, at a different location or by means of remote communication (i.e., a “virtual meeting”).